UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 28, 2012
Date of Report (Date of Earliest Event Reported)

Commission file number  –  001-10852

INTERNATIONAL SHIPHOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-2989662
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11 North Water Street, Suite 18290	Mobile, Alabama	36602
(Address of principal executive offices)		(Zip Code)

(251) 243-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ]  Written communications pursuant to Rule 425 under the Securities Act

 [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 below is incorporated herein by reference

Item 8.01                      Other Events.

International Shipholding Corporation (the “Company”) completed the sale and leaseback of a Pure Car/Truck Carrier on December 28, 2012. The Company will lease the vessel under a six-year lease agreement with an early buy-out option that can be exercised in 2017 and will continue to operate the vessel under its current time charter. Annual lease payments due under the new lease will be approximately $4.5 million. The Company intends to use the net sales proceeds for general corporate purposes.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this release, including statements identified by words such as “intends” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from those anticipated , estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: changes in our cash requirements or financial position and each of the other economic, competitive, governmental, and technological factors detailed in our reports filed with the Securities and Exchange Commission. Due to these uncertainties, you are cautioned not to place undue reliance upon any of our forward-looking statements, which speak only as of the date made. Except for meeting our ongoing obligations under the federal securities laws, we undertake no obligation to update or revise for any reason any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION

/s/ Manuel G. Estrada
_____________________________________________
Manuel G. Estrada
Vice President and Chief Financial Officer

Date:           ,January 03, 2013